SOUTHWESTERN ENERGY COMPANY 2013 INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Southwestern”), has on this [___], [___] (the “Award Date”) granted to [_______________], (the “Participant”) an award in the form of units (the “Award”), the value of which depends on the financial performance of the Company over a specified time period (the “Performance Units”).  This Award is subject to the terms of this Performance Unit Award Agreement (the “Agreement”) and is made pursuant to the Southwestern Energy Company 2013 Incentive Plan (the “Plan”) and the Southwestern Energy Company Guidelines for Performance Unit Awards (the “Guidelines”) thereunder, both of which are incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the meaning provided in the Plan or the Guidelines.

1.

Acceptance of Terms and Conditions.  By acknowledging and accepting this Award, you agree to be bound by the terms and conditions of this Agreement, the Plan (including without limitation, Section 12 of the Plan), the Guidelines and all conditions established by Southwestern in connection with Awards issued under the Plan and in accordance with the Guidelines, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against Southwestern or any Subsidiary (collectively, the “Company”) directly or indirectly, or give rise to any cause of action at law or in equity against the Company. To vest in the Performance Units described in this Award, you must accept this Award. If you fail to accept this Award prior to the first Vesting Date, the Award will be cancelled and forfeited.

2.

Award.  Subject to the restrictions, limitations, terms and conditions specified in the Plan, Guidelines and this Agreement, effective as of the Award Date, Southwestern hereby grants the Participant [______] Performance Units.

3.

Performance Period. The Performance Units granted hereunder will become payable based on the satisfaction of the Performance Measures described in Section 6 over the Performance Period, which shall be the period beginning January 1, [___] and ending December 31, [___].

4.

Unit Value. Each Performance Unit will have a “Target Value” of one (1) share of Common Stock. Based upon actual performance during the Performance Period against the Performance Measures set forth in Section 6 below, the Payment Value of each Performance Unit may range from a minimum of 0 shares to a maximum of two (2) shares as determined in Section 7 below.

5.

Vesting.  Subject to Section 9 and Section 11 below, on each of the dates set forth below (each a “Vesting Date”), subject to the Participant’s continued employment with the Company, the Participant will become vested in the below-stated percentage of his or her Award of Performance Units:

Percentage of Performance Units	Vesting Date
[___]%	[___]
[___]%	[___]
[___]%	[___]

6.

Performance Measures.  The Performance Measures, the weight that each Performance Measure carries with respect to the determination of the Payment Value of each Performance Unit and the Performance Targets for each Performance Measure are set forth below:

Performance Measures	Weight	Comparison	Performance Targets
			Threshold	Target	Maximum
TSR	[___]%	Peer Ranking	[___]%	[___]%	[___]%
PVI	[___]%	Goal	[___]	[___]	[___]
Total	100%

(a) For purposes of this Agreement, “Relative Total Shareholder Return” or “TSR” shall be determined by tracking the change in Southwestern’s stock price over the Performance Period, plus dividends on the Common Stock paid over the entire Performance Period, in comparison with each peer company, as determined by the Committee on the Award Date.  The Relative Total Shareholder Return shall be equal to the average relative percentile ranking relative to such peer group over the Performance Period.

(b) For purposes of this Agreement, “Present Value Index” or “PVI” shall be determined by measuring long-term growth of the net asset value of Southwestern’s business. PVI shall be based on economic analysis for each investment opportunity based upon the expected present value added for each dollar to be invested.

(c) The peer group of companies for purposes of this Agreement is as follows:

[___]

7.	Calculation of Payment Value.

(a) Southwestern shall use Southwestern’s year-end audited financial statements in determining the extent to which the Performance Targets were achieved during the Performance Period for each Performance Measure and shall certify in writing whether and the extent to which Performance Targets under the Performance Measures for the Performance Period have been met.

(b) The Committee will determine a “Payment Value” for each Performance Unit, expressed in shares of Common Stock, at the end of the Performance Period contingent upon the actual performance against the Performance Measures, as determined by the Committee.  Actual performance for all Performance Measures (i) at Target would result in a Payment Value per Performance Unit of one (1) share of Common Stock , (ii) at Threshold, one-half (1/2) share of Common Stock and (iii) at Maximum, two (2) shares of Common Stock.  For actual performance below Threshold, between Threshold and Target, and between Target and Maximum, the Payment Value will be determined by linear extrapolation, with a minimum of 0 and a maximum of two (2) shares of Common Stock per Performance Unit.  Actual performance over maximum will not result in a Payment Value per Performance Unit greater than two (2) shares of Common Stock.  Notwithstanding the foregoing, in the event that the change in Southwestern’s stock price over the Performance Period plus dividends on the Common Stock paid over the entire Performance Period (i.e, Southwestern’s absolute total shareholder return) is a negative value, the Payment Value shall not exceed one (1) share of Common Stock per Performance Unit. The total payout to the Participant will be determined by multiplying the Payment Value per Performance Unit determined by the Committee based on the Company’s actual performance against, and weighting of, each Performance Measure by the number of vested Performance Units held by the Participant.

8.	Payout.

(a) Subject to Section 8(b) below and Section 11 of this Agreement, Southwestern shall deliver to the Participant a number of shares of Common Stock, less applicable tax withholdings (as set forth in Section 14), equal to the total payout under the Participant’s vested Performance Units determined by the Committee under Section 7(b) at the conclusion of the Performance Period on such date following the certification of performance against the Performance Measures as the Committee shall designate, but in no event later than two and one-half months following the last day of the Performance Period. No fractional shares will be issued.  If the calculation of the total payout under the Participant’s vested Performance Units results in a fractional share, it will be rounded up to the nearest whole share.

(b) Notwithstanding the foregoing, to the extent that Southwestern determines that the delivery of shares of Common Stock in settlement of the Performance Units (together with the issuance of shares of Common Stock subject to then outstanding stock-settled awards under the Plan) would result in the issuance of shares of Common Stock in excess of the limit on the maximum number of shares that may be issued pursuant to awards granted under the Plan, the Performance Units shall, in lieu of payment in shares of Common Stock under Section 8(a) above, be paid out in cash in accordance with the terms hereof.  To the extent that the Performance Units are paid in cash pursuant to this Section 8(b), the amount payable shall be determined by multiplying the closing price of a share of Common Stock on the date immediately prior to the date of such payment by the number of shares of Common Stock that would otherwise be payable in respect of the Performance Units hereunder, less applicable tax withholdings.

9.	Termination of Employment.

(a) Termination for Cause.  If the Participant’s employment with the Company is terminated by the Company for Cause, all outstanding vested and unvested Performance Units granted to the Participant shall expire at the commencement of business on the date of such termination, and no payment shall be made to the Participant with respect thereto.

(b) Termination due to Death, Disability or Retirement.  If the Participant’s employment with the Company is terminated as a result of the Participant’s death, Disability, or Retirement, a portion of the unvested Performance Units (to the extent not forfeited or cancelled on or prior to such termination pursuant to any provision of this Agreement, the Plan or Guidelines), shall vest on the date of such termination and the remaining unvested Performance Units shall expire at the commencement of business on the date of such termination, and no payment shall be made to the Participant with respect thereto.  The number of unvested Performance Units which shall vest will be equal to the product of (i) the total number of Performance Units granted pursuant to this Agreement and (ii) a fraction, the numerator of which is the total number of days that have elapsed between the Award Date and the date such Participant’s employment terminated and the denominator of which is the total number of days between the Award Date and the final Vesting Date under this Agreement, and shall be paid out in accordance with Section 8 of this Agreement.

(c) Termination Other than for Cause, Death, Disability or Retirement.  In the event that the employment of the Participant with the Company shall terminate for any reason other than Cause, Disability, Retirement or death, all unvested Performance Units granted to such Participant shall expire at the commencement of business on the date of such termination, and no payment shall be made to the Participant with respect thereto.  Except as otherwise provided herein or in the Plan or Guidelines, any vested Performance Units shall be paid out in accordance with Section 8 of this Agreement.

10.

Subsidiaries.  Unless the Committee determines otherwise, any unvested Performance Units held by a Participant employed by an entity that is a Subsidiary will terminate and be forfeited immediately on the date such entity ceases to be a Subsidiary of Southwestern.

11.

Change in Control.  Upon a Change in Control, all unvested Performance Units shall fully vest and each vested Performance Unit will be paid out at the greater of (i) Target Value and (ii) the projected Payment Value if the Performance Period had been completed, as determined by the Committee in its sole discretion. Any shares of Common Stock (or, if applicable pursuant to Section 12 of the Plan and Section 8 of this Agreement, other securities or cash) payable under this Section 11 shall be delivered to the Participant within five (5) business days following the Change in Control.

12.

Limitations on Transfer.  During the lifetime of a Participant, each Performance Unit granted to the Participant shall only be exercisable by such Participant.  No Performance Unit shall be assignable or transferable otherwise than by will or by the laws of descent and distribution.

13.

Adjustment.    Pursuant to Section 9 of the Plan and the Guidelines, the Committee will (in the case of a Covered Employee) and may (with respect to other Participants) adjust the Performance Targets for the relevant Performance Period to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, all non-cash charges resulting from any write-down of oil and gas properties and all other non-cash components of Accumulated Other Comprehensive Income (AOCI), other unusual or non-recurring items, and the cumulative effect of accounting changes, each as defined by generally accepted accounting principles and as identified in Southwestern’s audited financial statements, including the notes thereto.

14.

Responsibility for Taxes.  The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the vesting, or payment of this Award, in accordance with Section 16 of the Plan.  However, upon the settlement of any Performance Units in shares of Common Stock, the Company shall have the right to withhold a number of such shares having a Fair Market Value determined to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such settlement.

15.

Conformity with the Plan. This Agreement is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. If there is any conflict between the terms and conditions of the Plan and this Agreement the terms of the Plan, as interpreted by the Committee in accordance with the Guidelines, shall govern.

16.

Performance-Based Compensation.  Pursuant to Section 9 of the Plan, if this Award of Performance Units is intended to qualify as Performance-Based Compensation, any amounts payable with respect to this Award shall be determined in a manner permitted by Section 162(m) of the Code.

17.

No Rights to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate the Participant’s employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of this Award.

18.

Consent to Transfer Personal Data. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 18. The Company holds certain personal information about the Participant for the purpose of managing and administering the Plan (the “Data”). The Company may transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant authorizes the Company and any third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired or received pursuant to the Plan.

19.

Confidentiality. The Participant agrees not to disclose the existence or terms of this Award to any other employees of the Company or third parties with the exception of the Participant’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

20.	Failure to Comply; Recoupment.

(a) In addition to the remedies provided for in the Plan, if the Participant fails to comply with any of the terms and conditions of the Plan, the Guidelines or this Agreement, unless such failure is remedied within ten (10) days after the Participant is notified of such failure by the Committee, such failure to comply shall be grounds for the cancellation and forfeiture of this Award, in whole or in part, as the Committee may determine.

(b) Notwithstanding anything herein to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Company at any time to a Participant under the Plan, including any benefits the Participant may receive in connection with the grant or vesting of Performance Units pursuant to this Agreement.

21.

Modification. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof.  The Committee may amend, modify or terminate this Agreement in accordance with Section 17 of the Plan, provided that no such amendment or modification shall adversely affect the right of the Participant under this Agreement without the Participant’s written consent other than as set forth in Section 17(b) of the Plan.

22.

Section 409A of the Code.  The benefits provided hereunder shall be paid in such a manner as to satisfy Section 409A of the Code or an exception to the application of Section 409A of the Code. To the extent that these benefits become subject to Section 409A of the Code, this Agreement, the Guidelines and the Plan shall be interpreted and construed to the fullest extent allowed under Section 409A of the Code and the applicable guidance thereunder to satisfy the requirements of an exception or to comply with Section 409A of the Code and the applicable guidance thereunder and to avoid any additional tax thereunder.  Notwithstanding the foregoing or any provision of this Agreement, the Guidelines or the Plan to the contrary, in no event shall the Company be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code.

23.

Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles.

24.

Electronic Delivery and Acceptance.  The Company may, in its sole and absolute discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Participant to accept this Award or any future Award by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees that acceptance of this Award and any future Award may be through an on-line or electronic system established and maintained by Southwestern  or a third party designated by the Southwestern.

25.

Severability.  Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

26.

Waiver.  The waiver by the Company with respect to your compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

27.

Participant Acknowledgment.  By accepting this Agreement, the Participant agrees to be bound to all of the terms and conditions of this Agreement and the Plan as the same may be amended from time to time.

IN WITNESS WHEREOF, Southwestern has caused this Agreement to be executed by its undersigned duly authorized officer as of the [___] day of December, [___].

ATTEST:SOUTHWESTERN ENERGY COMPANY

By:  _________________________________

By:  _______________________________

On this [___] day of [___], [___], the undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.

______________________________________

[Employee]